Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Appoints James L. Pavitt to Board of Directors
Former CIA Deputy Director of Operations Brings 30 Years of Intelligence Experience

Arlington, Va., August 7, 2008 - CACI International Inc (NYSE: CAI) announced today that it has appointed James L. Pavitt, former Deputy Director of Operations for the Central Intelligence Agency (CIA), to CACI's Board of Directors, effective August 1. Mr. Pavitt brings more than 30 years of experience in the Intelligence Community, with proven expertise in homeland security and counterterrorism, as well as financial risk assessment, defense, and information technology.

As the CIA's Deputy Director for Operations, Mr. Pavitt managed the agency's globally deployed personnel and nearly half of its multibillion-dollar budget. He also served as the head of America's Clandestine Service, leading the CIA's operational response to the attacks of September 11, 2001. As Chief of the CIA's Counterproliferation Division, he managed and directed intelligence operations against global proliferation networks. From 1990-1993, Mr. Pavitt served as Senior Intelligence Advisor on the National Security Council team for President George H.W. Bush. He is a recipient of the CIA's Distinguished Intelligence Medal for his superior work in these capacities.

Since 2004, Mr. Pavitt has served as a Principal of the Scowcroft Group in Washington, D.C., which provides clients with assistance and advice for dealing in the international arena. In this role, he provides strategic advice and risk assessments to clients in the fields of homeland security, counterterrorism, financial services, defense, and information technology. Mr. Pavitt also serves on the board of directors of the Patriot Defense Group, LLC and Advanced Blast Protection, Inc. as well as the advisory board of Olton Solutions, Ltd, a company based in the United Kingdom.

Dr. J.P. (Jack) London, CACI Chairman of the Board, said, "We're honored and privileged to have James Pavitt on our Board of Directors. He has served our country with excellence and made outstanding contributions to our nation's capabilities in countering global terrorism. His 30 years of intelligence experience will be critical to our Board as we guide CACI's ongoing growth as a premier provider of distinctive intelligence offerings and innovative professional services and information technology solutions. We will especially rely on his expertise as we continue to evolve the unique CACI tools and resources we provide to help the government analyze data and ascertain and counter terrorist threats."

CACI International Inc provides the professional services and IT solutions needed to prevail in today's defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; information assurance, information operations, and cyber security services; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients' operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 12,000 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com	Investor Relations: David Dragics, Senior Vice President, Investor Relations (866) 606-3471 ddragics@caci.com